Exhibit 99.1

Contact:	Robert Jaffe Pondel Wilkinson Inc. (310) 279-5980

LANNETT ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

Philadelphia, PA — August 2, 2011 — Lannett Company, Inc. (NYSE AMEX: LCI) today announced that Keith Ruck has resigned as chief financial officer to pursue other interests.  The company expects to name a successor shortly.

“During his tenure, Keith improved the performance of our accounting and financial reporting team,” said Arthur Bedrosian, Lannett’s president and chief executive officer.  “In addition, he was instrumental in upgrading our internal controls and business processes.  I would like to thank Keith for his hard work and wish him well in his future endeavors.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

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